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                                                                     EXHIBIT 3.3

                             ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          APPALACHIAN BANCSHARES, INC.


         Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code (the "GBCC"), Appalachian Bancshares, Inc., a Georgia corporation (the "CORPORATION"), hereby adopts the following Amendment to its Articles of Incorporation, as amended (the "AMENDMENT"):

         1. The name of the Corporation is Appalachian Bancshares, Inc.

         2. The Amendment set forth below was duly adopted on May 10, 2000 by the Board of Directors at a special meeting in accordance with Sections 14-2-1002 and 14-2-820 of the GBCC.

         3. This Amendment to the Corporation's Articles of Incorporation shall be effected by deleting Article II. in its entirety and substituting in its place the following:

                                      "II.

         The Corporation is authorized to issue 20,000,000 shares of common stock, $.01 par value per share."

         4. All other terms and provisions of the Articles of Incorporation shall remain unchanged.

         IN WITNESS WHEREOF, the Corporation has cause the foregoing Articles of Amendment to the Articles of Incorporation to be signed by the undersigned this 20th day of May, 2000.


                           APPALACHIAN BANCSHARES, INC.


                           By: /s/ Kent Sanford
                               --------------------------------
                           Name: Kent Sanford
                           Title: Executive Vice President